Exhibit 10.2

OLIN SUPPLEMENTARY AND DEFERRAL BENEFIT PENSION PLAN

(As Amended and Restated as of October 24, 2008)

ARTICLE I.   INTRODUCTION

1.1 Restatement of Plan.  Olin Corporation (the “Company”) hereby amends and restates the Olin Supplementary and Deferral Benefit Pension Plan effective as of October 24, 2008.  The provisions of this restated Plan are generally only applicable to Participants in the employ of the Company on or after the effective date of such provisions. Participants who terminated prior to that date (or the Surviving Spouses or Beneficiaries of such Participants) shall be eligible for benefits, if any, under the terms of the Plan then in effect, or as subsequently amended such that the amended terms apply to such persons.

1.2 Purpose of Plan.  The purpose of this Plan is to provide benefits to certain current and former salaried employees of the Company and other Employing Companies whose benefits (“Qualified Plan Benefits”) under the Olin Corporation Employees Pension Plan (the “Qualified Plan”) are limited (i) by Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) by the limitations on compensation that can be taken into account in calculating Qualified Plan Benefits under Section 401(a)(17) of the Code, and (iii) by the inability to include in compensation for Qualified Plan Benefits any salary and awards of management incentive compensation that have been deferred by Participants into non-qualified plans or arrangements.  These limitations are collectively referred to herein as “Benefit Limitations”.  This Plan is intended to provide such Participants and their Beneficiaries with benefits (“Supplemental Pension Benefits”) equal to the difference between what their Qualified Plan Benefits would be absent the Benefit Limitations, and what their Qualified Plan Benefits would be with the imposition of the Benefit Limitations.

1.3 Nature of Plan.  This Plan is divisible into two components: that portion which provides for benefits in excess of the Code Section 415 limits and, therefore, is intended to qualify for the “excess benefit plan” exemption from the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that portion which provides for benefits in excess of applicable compensation limits and applicable compensation exclusions under the Qualified Plan, and is intended to be a supplemental executive retirement plan for a select group of management or highly compensated employees.

1.4 Freeze of the Plan as of December 31, 2007.  Notwithstanding anything in the Plan (including, without limitation, Article III) to the contrary, the Plan was frozen with respect to Participants effective as of December 31, 2007.  The freeze of the Plan corresponded to a similar freeze of the Qualified Plan as of the same date.  Participants will be eligible to accrue benefits under the Plan through December 31, 2007 but will not accrue any additional benefits under the Plan after that date.  Service by Participants after December 31, 2007 will count toward meeting the eligibility requirements for commencing a Plan benefit (including early retirement benefits), but not toward the determination of any benefit amount under the Plan.  Additionally, compensation earned by Participants after 2007 will not count toward the determination of any benefit amounts under the Plan.

Benefits (if any) will be paid to Participants at such time a Participant is eligible to begin to receive benefits under the applicable terms of the Plan, and shall be subject to any applicable early retirement reductions, payment form adjustments or other adjustments as otherwise provided herein.

Notwithstanding the preceding paragraphs and the general freeze of the Plan, certain Participants who transferred to Primex Technologies, Inc. or its affiliates (“Primex”) will continue to accrue benefits after December 31, 2007, due to compensation with Primex (or, after January 25, 2001, General Dynamics Corporation and its affiliates (or any successor thereafter)) earned after 2007 being required to be taken into consideration under the Qualified Plan for such persons.

1.5 Code Section 409A.  This restatement of the Plan set forth herein is intended to comply with the applicable requirements of Code Section 409A, as set out by the American Jobs Creation Act of 2004 and supplemented by the additional guidance provided by the Treasury Department.  As of the restatement date, the Participants in the Plan can be split into three categories:

(i) Participants (or Surviving Spouses or Beneficiaries) who have already commenced Supplemental Pension Benefits (including those who have been paid in full) (the “Retired Participants”),

(ii) terminated vested Participants not yet in pay status whose Supplemental Pension Benefits are determined under Code Section 409A to be completely (x) attributable to amounts deferred in taxable years beginning before January 1, 2005, and (y) not subject to Code Section 409A (the “Grandfathered Participants”), and

(iii) all other Participants (the “409A Participants”).

Retired Participants shall be unaffected by the restatement and shall continue to receive Plan benefits, if any, pursuant to the prior terms of the Plan applicable to them.  Grandfathered Participants and 409A Participants (and their applicable Surviving Spouses or Beneficiaries) shall be paid Plan benefits, if any, in the time and form of payment as determined under the terms of the restated Plan.

ARTICLE II.   ELIGIBILITY

2.1 Participation.  Any Employee who is eligible to receive a Qualified Plan Benefit from the Company, the amount of which is reduced by reason of the application of a Benefit Limitation shall be eligible to receive a Supplemental Pension Benefit as provided in this Plan.  Notwithstanding the foregoing, participation in the Plan was frozen as of December 31, 2007 and no new Participants shall be permitted after such date.

2.2 Transfer of Arch Employees and Reserves.  As of February 8, 1999, the effective date of the spin-off of Arch Chemicals, Inc. (“Arch”) from the Company (the “Arch Spin-off Date”), the employment of certain Company employees, who were defined as “Arch Employees” within the meaning of the Employee Benefits Allocation Agreement as of the same date, was transferred to Arch or its affiliated companies. Those Arch Employees who had been participating in this Plan immediately commenced participation in a non-qualified pension plan of Arch (the “Arch Plan”), and Olin transferred to Arch the reserves reflecting the value of the accrued liabilities of such employees under this Plan; provided however that no transfer occurred with respect to an Arch Employee until such Employee released Olin and its affiliates, and the Plan, from any liability or claim for benefits with respect to such Employee’s participation in this Plan.  From and after the Arch Spin-off Date, neither Olin nor this Plan shall have any liability with respect to the former participation by such Arch Employees in this Plan.  References to the Arch Plan in this Plan are descriptive only, and neither the Company nor this Plan guaranties any payments or rights under the Arch Plan.

ARTICLE III.   CALCULATION OF BENEFITS.

3.1 Amount of Benefit. The Supplemental Pension Benefit payable to a Participant shall be a monthly amount equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Benefit to which the Participant would have been entitled had such benefit been calculated (i) with the applicable compensation including deferrals of regular salary and awards under the management incentive plan into non-qualified plans, and (ii) without regard to the Benefit Limitations imposed by Sections 415 and 401(a)(17) of the Code; and

(b) the monthly amount of the Qualified Plan Benefit actually payable to the Participant.

The amounts described in (a) shall be calculated as of the date that the Participant terminates service with the Company and all other Employing Companies (or December 31, 2007, if earlier), in the form of a single life annuity payable over the lifetime of the Participant commencing at his Normal Retirement Date (or, if later, his actual retirement date); provided, however, that the applicable calculation date for a Participant who transferred to Primex who continues to accrue benefits under the Qualified Plan after December 31, 2007 shall be the date such Participant terminates with Primex.

ARTICLE IV.   PAYMENT OF BENEFITS.

4.1 409A Participants.

(a) Benefit Commencement Date.  A 409A Participant shall commence Supplemental Pension Benefits upon the later of (i) termination of employment with the Company and (ii) age 55 if the 409A Participant has at least ten (10) Years of Creditable Service (as defined in the Qualified Plan) at the time of such termination or age 65 if the 409A Participant has less than ten (10) Years of Creditable Service at the time of such termination.  Notwithstanding the preceding sentence, any 409A Participant who has completed at least seven (7) Years of Creditable Service and who is at least age fifty-two (52) and less than age fifty-five (55) on the date his service is terminated by the Company (without taking into account any severance period) other than (i) for cause or (ii) as a result of a voluntary termination, shall commence Supplemental Pension Benefits upon the later of (i) age 55 or (ii) the date such 409A Participant would have obtained ten (10) Years of Creditable Service had such person continued working.

In the case of 409A Participants who transfer directly at the time of the applicable sale to Global Brass and Copper Acquisition Co. (“Global”) or spin-off of Primex (or who, in the case of Primex only, transfer directly to Primex within five (5) years of the spin-off of Primex), “termination of employment with the Company” or “terminated by the Company” under the prior paragraph shall be construed to mean termination of service from or by the transferee employer.  Service with Global (and their affiliates, and/or any successor thereto) or Primex (or, after January 25, 2001, General Dynamics Corporation and its affiliates (or any successor thereafter)) shall be credited toward Years of Creditable Service for purposes of determining benefit commencement timing, but shall not be considered for the purpose of calculating the amount of the benefit under this Plan.

(b) Form of Payment Election.  For the transition period beginning January 1, 2008 and ending December 31, 2008, any 409A Participant may elect to have his Supplemental Pension Benefits payable in (i) a single lump sum or (ii) any annuity optional form of payment then currently available to the 409A Participant (assuming he was retirement eligible) under the Qualified Plan.  Such payment election shall be made in accordance with Code Section 409A (and applicable Internal Revenue Service transition relief) and subject to the following provisions.  After December 31, 2008, any then effective transition payment election shall be irrevocable for the duration of a 409A Participant’s participation in the Plan except as set forth in paragraph (d) below.  No payment election made in 2008 under this transition relief will apply to Supplemental Pension Benefits that would otherwise be payable in 2008, nor may such election cause Supplemental Pension Benefits to be paid in 2008 that would not otherwise be payable in 2008.  No payment election under this transition relief may be made retroactively, or when Supplemental Pension Benefit payments are imminent.

(c) Timely Election Failure.  Failure to make a timely form of payment election as provided in paragraph (b) above will result in such 409A Participant being deemed to have elected a single lump sum payment with respect to his Supplemental Pension Benefits.  Such deemed election shall be irrevocable for the duration of a 409A Participant’s participation in the Plan except as set forth in paragraph (d) below.   To the extent that a 409A Participant elects to receive an annuity optional form of payment, but does not timely elect the specific annuity optional form of payment as provided herein, such 409A Participant shall be deemed to have elected a single life annuity if single or shall be deemed to have elected a 50% joint and survivor annuity if married (with the spouse as beneficiary).

(d) Subsequent Change in Form of Payment Election.  A 409A Participant may change the form of payment election with respect to the his Supplemental Pension Benefits so long as: (i) the new payment election is made at least twelve (12) months before the original payment commencement date, (ii) the new payment election does not take effect until at least twelve (12) months after the date on which such election is made, and (iii) the original payment commencement date as determined in paragraph (a) is deferred for a period of five (5) years.

Notwithstanding the foregoing, to the extent that a 409A Participant’s payment form election with respect to his Supplemental Pension Benefits is a “life annuity” (as defined under Code Section 409A), the 409A Participant may change such election to any annuity optional form of payment then currently available to the 409A Participant (assuming he was retirement eligible) under the Qualified Plan provided that:

(1) such optional form is also a “life annuity” (as defined under Code Section 409A) which is actuarially equivalent (as determined under Code Section 409A);

(2) such election to change is timely made before the first scheduled annuity payment date of the original election; and

(3) such first scheduled annuity payment date does not change as a result of the new election.

(e) Election Forms.  The elections with respect to a 409A Participant’s Supplemental Pension Benefits (including the change in payment election provisions under paragraph (d) above) provided shall be made on a form approved by the Committee and filed with the Committee in the time and manner prescribed by the Committee.

(f) Six Month Delay Rule.  If, at the time the 409A Participant becomes entitled to Supplemental Pension Benefit payments under the Plan, the 409A Participant is a Specified Employee (as defined and determined under Code Section 409A), then, notwithstanding any other provision in the Plan to the contrary, the following provision shall apply.  No Supplemental Pension Benefit payments considered deferred compensation under Code Section 409A, which are payable upon a 409A Participant’s termination as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to the 409A Participant until the date that is six (6) months after the 409A Participant’s termination.  Any such Supplemental Pension Benefit payments that would otherwise have been paid to the 409A Participant during this six-month period shall instead be aggregated and paid to the 409A Participant on the date that is six (6) months after the 409A Participant’s termination.  Any Supplemental Pension Benefit payments to which the 409A Participant is entitled to be paid after the date that is six (6) months after the 409A Participant’s termination shall be paid to the 409A Participant in accordance with the applicable terms of this Plan.

(g) Payments.  Notwithstanding anything in the foregoing, a Supplemental Pension Benefit  payment shall be paid (or commence to be paid) on or as soon as practicable after the date determined pursuant to the above but not later than 60 days after such date.

(h) Adjustments.  A 409A Participant’s Supplemental Pension Benefits shall be subject to early retirement reductions based upon the applicable benefit commencement date and shall also be subject to any applicable actuarial adjustments based on the applicable optional form of payment chosen by such 409A Participant.   Such early retirement reduction factors, conversion factors and actuarial adjustments shall be the same as those specified in the Qualified Plan for Qualified Plan Benefits; provided, however, that in the case of a 409A Participant who elects the single lump sum payment form, the single lump sum payment shall be determined using an annuity purchase rate based upon a discount rate equal to the rate for a zero coupon Treasury strip (determined approximately at the time that the single lump sum payment is to be made) with a maturity that approximates the 409A Participant’s life expectancy determined as of the date the payment is scheduled to be made.

In the case of a 409A Participant whose Qualified Plan Benefits commence at a date later than his Supplemental Pension Benefits, the Plan shall provide for the payment of the 409A Participant’s estimated Qualified Plan Benefits until such time as the 409A Participant actually commences his Qualified Plan Benefits, at which time the amount of the 409A Participant’s Supplemental Pension Benefits shall be reduced dollar for dollar, but not below $0, by the amount of the Qualified Plan Benefits ultimately payable to the 409A Participant.

4.2 Grandfathered Participants.  Any Grandfathered Participant shall commence benefits under this Plan at the same time and in the same form of payment as his Qualified Plan Benefits; provided, however, that his benefit hereunder shall subject to the actuarial reductions that would be applicable under the Qualified Plan.

4.3 Death Benefits.

(a) The Beneficiary of a Participant who dies after commencing Supplemental Pension Benefit payments under Sections 4.1 or 4.2 of this Plan shall receive a death benefit under this Plan only if the form of payment selected by, or in force with respect to, the Participant under this Plan provides for a death benefit.  No death benefit shall be payable to a Beneficiary if the Participant received a single lump sum payment of his Supplemental Pension Benefits.  Notwithstanding the foregoing, to the extent that a Participant dies during the six month delay period imposed under Section 4.1(f), the amount the Participant would have otherwise received prior to his death absent such delay shall be paid to his Beneficiary.

For purposes of this Plan, a Participant’s Beneficiary shall be the beneficiary designated or determined under the terms of the under the Qualified Plan; provided, however, a 409A Participant may, by filing with the Plan Administrator prior to death on a form supplied by the Plan Administrator, designate a different individual or entity to be the designated beneficiary of such 409A Participant for purposes of this Plan, in which case the subsequent designation will supersede any designation of a beneficiary under the Qualified Plan for purposes of this Plan.  A Grandfathered Participant shall not be permitted to designate a beneficiary pursuant to the preceding proviso.

For purposes of this Section 4.3, whether a Participant has “commenced” benefits shall be determined without regard to Section 4.1(f).

(b) If a Grandfathered Participant dies prior to commencement of his Qualified Plan Benefits (and, consequently, his Supplemental Pension Benefits) under circumstances in which a pre-retirement survivor annuity is payable under the Qualified Plan, then a benefit shall be payable under this Plan to a Surviving Spouse in a monthly amount that shall be equal to the difference between

(i) the monthly amount of the Qualified Plan pre-retirement survivor benefit to which the Surviving Spouse would have been entitled under the Qualified Plan had such benefit been calculated (i) with the applicable compensation including deferrals of regular salary and awards under the management incentive plan into non-qualified plans, and (ii) without regard to the Benefit Limitations imposed by Sections 415 and 401(a)(17) of the Code; and

(ii) the monthly amount of the Qualified Plan pre-retirement survivor benefit that is actually payable to the Surviving Spouse.

Such benefits to the Surviving Spouse under this Plan shall be paid at the same time and in the same form of payment as the Qualified Plan pre-retirement survivor benefit to such person; provided, however, that such benefit hereunder shall subject to the early retirement reduction factors, conversion factors and actuarial adjustments that would be applicable under the Qualified Plan.

(c) If a 409A Participant dies prior to commencement of his Supplemental Pension Benefits, his Surviving Spouse shall receive a monthly benefit for life commencing as of the first day of the month following month in which the 409A Participant’s death occurs, or if later, commencing as of the first day of the month following month in which the 409A Participant would have turned age 55.  The monthly amount shall be equal to the benefit the Surviving Spouse would have received assuming the 409A Participant had elected a 50% joint and survivor annuity with his spouse as the beneficiary, terminated employment on his date of death, lived to and commenced benefits on the benefit commencement date, and then died immediately after commencement.

(d) For purposes of this Plan, the term “Surviving Spouse” shall mean the person to whom a Participant is validly married at the date of his death, as evidenced by a marriage certificate issued in accordance with state law; provided however, that (i) if a Participant’s spouse at his or her death was not the Participant’s spouse at least 12 months prior to the Participant’s death, such person shall not constitute a Surviving Spouse and no benefits to such person shall be paid under Sections 4.3(b) and (c), (ii) common law marriages shall not be recognized hereunder, and (iii) the term “spouse” for purposes of this Plan shall include a “Domestic Partner” as such term is defined and determined under the Qualified Plan.

4.4 Benefit Upon a Change in Control or 409A Change in Control.

(a) Lump Sum Payment.  The sale or spin-off, as applicable, of the Olin Brass division, Chase Brass and Copper Company, Primex and Arch from Olin shall not be deemed to be a Change in Control or 409A Change in Control entitling any Participant, Surviving Spouse or Beneficiary herein to benefits under this Plan.

Notwithstanding any other provision of the Plan, upon a Change in Control, each Grandfathered Participant and Retired Participant (or if applicable, their Surviving Spouses or Beneficiaries) covered by the Plan shall automatically be paid a single lump sum amount in cash by the Company sufficient to purchase an annuity which shall provide such person with the same monthly after-tax benefit as he would have received under the Plan based on the benefits accrued (or payable) to such person hereunder as of the date of the Change in Control.

Notwithstanding any other provision of the Plan, upon a 409A Change in Control, each 409A Participant (or if applicable, his Surviving Spouse or Beneficiaries) covered by the Plan shall automatically be paid a single lump sum amount in cash by the Company sufficient to purchase an annuity which shall provide such person with the same monthly after-tax benefit as he would have received under the Plan based on the benefits accrued (or payable) to such person hereunder as of the date of the 409A Change in Control.

Payment under this Section shall not in and of itself terminate the Plan, but such payment shall be taken into account (as an actuarially equivalent offset) in calculating benefits under the Plan which may otherwise become due the Participant (or if applicable, his Surviving Spouse or Beneficiaries) thereafter.

(b) No Divestment.  If a Participant is removed from participation in the Plan after a Change of Control or 409A Change of Control has occurred, in no event shall his benefit accrued prior thereto be adversely affected.

Following a Change-of-Control or 409A Change-of-Control, no action shall be taken under the Plan that will cause any benefits payable to a Grandfathered Participant or Retired Participant (or their applicable Surviving Spouses or Beneficiaries) to be subject to Code Section 409A coverage, or cause any benefits payable to a 409A Participant (or his Surviving Spouse or Beneficiary) to fail to comply in any respect with Code Section 409A, in either case without the written consent of the Participant, Surviving Spouse, or Beneficiary (as applicable).

(c) Change of Control Defined.  For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if

(i) the Company ceases to be, directly or indirectly, owned of record by at least 1,000 stockholders;

(ii) a person, partnership, joint venture, corporation or other  entity, or two or more of any of the foregoing acting as “person”  within the meaning of Section 13(d)(3) of the Securities Exchange Act  of 1934, as amended (the “Act”), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 of the Act) of 20% or  more of the then outstanding voting stock of the Company; or

(iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (together with any new Director whose election by the Company’s Board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors of the Company then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; or

(iv) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the shareholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or  other ownership interests of (x) the entities, if any, that succeed to the business of the Company or (y) the combined company); or

(v) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(d) 409A Change in Control Defined.  For purposes of the Plan, a “409A Change in Control” shall have the same meaning ascribed to “Change of Control” under the Olin Corporation Supplemental Contributing Employee Ownership Plan.

(e) Arbitration.  Any dispute or controversy arising under or in connection with the Plan subsequent to a Change in Control or 409A Change in Control shall be settled exclusively by arbitration at Olin’s headquarters, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

ARTICLE V.   FUNDING

5.1 Unfunded Plan.  This Plan shall be unfunded at all times.  All payments under this Plan shall be made from the general assets of the Company.  No provision shall at any time be made with respect to segregating any assets of the Company for payment of benefits hereunder.  No Participant, Surviving Spouse or any other Beneficiary shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Plan and shall have the rights only of a general unsecured creditor of the Company with respect to any rights under the Plan.

5.2 Liability for Payment.  The Company shall pay the benefits provided under this Plan with respect to Participants who are employed, or were formerly employed by it during their participation in the Plan.  The obligations of the Company shall not be funded in any manner.

5.3 No Guaranty of Payment.  Nothing contained in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

5.4 Anti-alienation.  No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

ARTICLE VI.  PLAN ADMINISTRATION

6.1 Plan Administrator.  The Company hereby appoints the Benefit Plan Review Committee (or any successor or replacement committee) as the Plan Administrator (the “Plan Administrator” or “Committee”).

6.2 Powers, Duties and Responsibilities.  Except for those powers expressly reserved to the Board of Directors (or committee thereof), the Plan Administrator shall have all power to administer the Plan for the exclusive benefit of the Participants, Surviving Spouses and Beneficiaries, in accordance with the terms of the Plan.  The Plan Administrator shall have the absolute discretion and power to determine all questions arising in connection with the administration and application of the Plan.  The Plan Administrator shall have the sole discretion and authority to decide all questions about the interpretation of the Plan provisions, rules and regulations and to resolve any claims for Plan benefits.  As such, benefits under the Plan shall be paid only if the Plan Administrator decides in its sole discretion that the applicant is entitled to them.  Any such determinations by the Plan Administrator shall be conclusive and binding upon all persons.  The Plan Administrator may correct any defect or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan; provided, however, that such interpretation or construction shall be consistent with the intent of the Plan.

The Plan Administrator shall:

(a) compute the amount and kind of benefits (if any) to which any Participant, Surviving Spouse or Beneficiary shall be entitled hereunder;

(b) determine all questions relating to eligibility of Company employees to participate or continue participation in the Plan;

(c) maintain all necessary records for the administration of the Plan;

(d) interpret the provisions of the Plan;

(e) assist any Participant, Surviving Spouse or Beneficiary regarding his rights, benefits or elections available under the Plan;

(f) communicate to Participants, Surviving Spouses and Beneficiaries concerning the provisions of the Plan; and

(g) prescribe such rules (including applicable claim procedures) and forms as it shall deem necessary or proper for the administration of the Plan.

6.3 Records and Reports.  The Plan Administrator shall keep a record of all actions taken and shall keep such other books of account, records and other information that the Committee may deem necessary or desirable for proper administration of the Plan.

6.4 Appointment of Advisors.  The Plan Administrator may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.  For purposes of this Plan, the Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan or Qualified Plan.

6.5 Indemnification of Members.  The Company shall indemnify and hold harmless any member of the Committee from any liability incurred in his or her capacity as such for acts which he or she undertakes in good faith as a member of such Committee.

6.6 Construction of Plan Terms.  All terms not specifically defined under this Plan shall have the meaning ascribed to such term under the Qualified Plan where applicable.

6.7 409A Compliance.  To the extent any provision of the Plan or action by the Committee or Company would subject any Participant to liability for interest or additional taxes under Code Section 409A, or make Supplemental Pension Benefits payable to Grandfathered Participants and Retired Participants subject to Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will comply with Code Section 409A to the extent applicable, and that the Supplemental Pension Benefits payable to Grandfathered Participants and Retired Participants be exempt from Code Section 409A coverage, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A and to maintain Code Section 409A exemption for the Supplemental Pension Benefits payable to Grandfathered Participants and Retired Participants.

For purposes of this Plan with respect to Supplemental Pension Benefits payable to 409A Participants, a “termination of employment”, “termination”, “retirement” or “separation from service” (or other similar term having a similar import) under this Plan shall have the same meaning as a “separation from service” as defined in Code Section 409A (provided that no separation of service shall be deemed to occur on result of an individual’s death).

The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits.  A Participant (or Surviving Spouse or Beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Code Section 409A), and the Company (or any Affiliate) shall have no obligation to indemnify or otherwise hold a Participant (or Surviving Spouse or Beneficiary) harmless from any or all of such taxes or penalties.

ARTICLE VII.   TERMINATION AND AMENDMENT

7.1 Amendment or Termination.  The Company may amend or terminate the Plan at any time, in whole or in part, by action of its Board of Directors or any duly authorized committee or officer.  No amendment or termination of the Plan shall adversely affect the vested benefits payable hereunder to any Participant (or Surviving Spouse or Beneficiary) for service rendered prior to the effective date of such amendment or termination.

ARTICLE VIII.  MISCELLANEOUS

8.1 Gender and Number.  Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where such would apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in another form in all cases where they would so apply.

8.2 Action by the Company.  Whenever the Company under the terms of this Plan is permitted or required to do or perform any act or thing, it shall be done and performed by an officer or committee duly authorized by the Board of Directors of the Company.

8.3 Headings.  The headings and subheadings of this Plan have been inserted for convenience of reference only and shall not be used in the construction of any of the provisions hereof.

8.4 Governing Law.  To the extent that state law has not been preempted by the provisions of ERISA or any other laws of the United States heretofore or hereafter enacted, this Plan shall be construed and administered under the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).

8.5 No Enlargement of Employee Rights.  No Participant, Surviving Spouse, or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company, nor to create or confer on any Participant the right to receive future benefit accruals hereunder with respect to any future period of service with the Company.  Nothing in the Plan shall interfere in any way with the right of the Company to terminate a Participant’s service at any time with or without cause or notice, whether or not such termination results in any adverse effect on the Participant’s interests under the Plan.

8.6 Incompetency.  In the event that the Plan Administrator determines that a Participant is unable to care for his affairs because of illness or accident or any other reason, any amounts payable under this Plan may, unless claim shall have been made therefor by a duly appointed guardian, conservator, committee or other legal representative, be paid by the Plan Administrator to the spouse, child, parent or other blood relative or to any other person deemed by the Plan Administrator to have incurred expenses for such Participant, and such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

8.7 Qualified Plan.  Any Qualified Plan Benefit or any other benefit payable under the Qualified Plan shall be paid solely in accordance with the terms and conditions of the Qualified Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.8 Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his spouse and/or Beneficiary.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit would otherwise be made or commence, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse or Beneficiary for the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse, Beneficiary or any other person and such benefit shall be irrevocably forfeited.

8.9 Limitations on Liability.  Notwithstanding any other provision of the Plan, neither the Company, the Committee nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.10 Duties of Participants, Beneficiaries, and Surviving Spouses.  A Participant, Surviving Spouse or Beneficiary shall, as a condition of receiving benefits under this Plan, be obligated to provide the Committee with such information as the Committee shall require in order to calculate benefits under this Plan or otherwise administer the Plan.

8.11 Taxes and Withholding.  As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant (or as applicable, the Surviving Spouse or Beneficiary) to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant (or as applicable, the Surviving Spouse or Beneficiary) thereunder.  The Company may deduct or withhold such sum from any payment or distribution to the Participant (or as applicable, the Surviving Spouse or Beneficiary).

8.12 Treatment for other Compensation Purposes.  Payments received by a Participant (or as applicable, the Surviving Spouse or Beneficiary) under the Plan shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.